Exhibit 99.1

Ixia Receives Expected Nasdaq Letter Regarding

Late Filing of Quarterly Report

Provides Update Regarding Hearing before Nasdaq Hearings Panel

CALABASAS, CA— May 21, 2014 – Ixia (Nasdaq: XXIA) announced today that as expected and due to the previously reported delay in the company’s filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (the “2014 Form 10-Q”), on May 15, 2014, the company received a letter from The NASDAQ Stock Market LLC (“Nasdaq”) notifying the company that it does not comply with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The Rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The letter also notifies the company that its delay in filing the 2014 Form 10-Q serves as an additional basis for the potential delisting of the company’s common stock due to non-compliance with the Rule. As previously reported, the company also does not comply with the Rule due to the delayed filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (the “2013 Form 10-Q”) and its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”).

As the company also previously announced, on May 2, 2014 and in accordance with standard Nasdaq procedures, Nasdaq notified the company that due to the company’s delay in filing its 2013 Form 10-Q and 2013 Form 10-K, the company’s common stock would be delisted unless the company timely requested a hearing before a Nasdaq Listings Qualification Panel (a “Hearings Panel”). The company timely requested such a hearing, which has been scheduled for June 12, 2014. At the hearing, the company plans to present an updated plan to regain compliance with the Rule and to request an extension of time for the filing of its delayed reports. The Hearings Panel will have the discretion to grant or deny the company’s request. Any extension that is granted may not extend beyond November 13, 2014.

The company’s request for a hearing automatically stayed the delisting and suspension of trading in the company’s common stock until May 24, 2014. As part of the hearing request, the company also requested that the automatic stay be extended until such time as the hearing has been held and the Hearings Panel has made its decision. Nasdaq has indicated that the company will receive a decision regarding the company’s request for the extended stay prior to the expiration of the automatic stay. The Hearings Panel may in its discretion grant or deny the request. If the Hearings Panel grants the request, any potential delisting would be deferred until the hearing has been held and the Hearings Panel has made its decision.

The company continues to work diligently and to devote substantial resources to complete its 2013 Form 10-Q, 2013 Form 10-K and 2014 Form 10-Q (collectively, the “Reports”), as well as the previously announced restatement of the financial statements contained in the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 (the “Quarterly Reports”). The company continues to make substantial progress in these matters and plans to file its Reports and the amendments to its previously filed Quarterly Reports as soon as practicable.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies, and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the relief that a Hearings Panel may grant the company, the scheduled hearing before the Hearings Panel and the company’s expectations regarding the completion and filing of its Reports and amendments to its Quarterly Reports. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict, or the like. Such forward-looking statements reflect the current intent, belief, and expectations of the company’s management and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, whether the company will be in a position to submit to a Hearings Panel a satisfactory plan to regain compliance with the Rule and uncertainty about the timing of the company’s completion of its Reports, the amendments to its Quarterly Reports, and any additional periodic reports that the company is required to file in the future. Factors that may cause future results to differ materially from the company’s current expectations also include those identified in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in its other filings with the SEC. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722